Filed Pursuant to Rule 424(b)(3)
under the Securities Act of 1933, as amended (File No. 333-124367)

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated April 12, 2006
to Registration Statement on Form SB-2, as amended,
filed on June 22, 2005 and declared effective on July 18, 2005
(Registration No. 333-124367)

VERIDICOM INTERNATIONAL, INC.
28,431,496 SHARES OF
COMMON STOCK

This prospectus supplement should be read in conjunction with the prospectus dated July 18, 2005, relating to the resale by the selling stockholders of up to 28,431,496 shares of our common stock, including up to 8,031,496 shares of common stock underlying secured convertible notes in a principal amount of $5,100,000 and up to 20,400,000 issuable upon the exercise of common stock purchase warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus.

On April 18, 2006 we filed the attached Current Report on Form 8-K, wherein we disclosed that on March 30, 2006 we made a special offer to the holders of the Series A Warrants and the Series B Warrants to reduce the exercise price for all of such Warrants to $0.04 per share, which offer expired on April 10, 2006. In connection with this special offer the selling stockholders exercised and aggregate of 8,400,000 Warrants to purchase 8,400,000 shares of our common stock for an aggregate exercise price of $336,000.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering**		Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (9)	Percentage of Common Stock Owned After Offering (9)

AJW Offshore, Ltd. (2) (8)	1,062,992	6.28%	Up to	832,775	(1)	4.99%	--	--
			2,125,984 shares of common stock

AJW Qualified Partners, LLC (2)(8)	921,260	5.49%	Up to	832,775	(1)	4.99%	--	--
			1,842,520 shares of common stock

AJW Partners, LLC (2)(8)	330,709	2.04%	Up to	832,775	(1)	4.99%	--	--
			661,417 shares of common stock

New Millennium	47,244	0.30%	Up to	47,244	(1)	1.10%	--	--
Capital Partners II, LLC (2)(8)			94,488
			shares of common stock

Alpha Capital (3)(8)	4,037,441	20.30%	Up to	832,775	(1)	4.99%	--	--
			8,074,882 shares of common stock

Enable Growth	836,220	5.01%	Up to	832,775	(1)	4.99%	--	--
Partners L.P. (4)(8)			1,672,441 shares of common stock

Whalehaven Capital	5,307,441	25.08%	Up to	832,775	(1)	4.99%	--	--
Fund Limited (5)(8)			10,614,882 shares of common stock

Meadowbrook Opportunity	1,003,465	5.95%	Up to	832,775	(1)	4.99%	--	--
Fund LLC (6)(8)			2,006,929 shares of common stock

TCMP3 Partners	668,976	4.05%	Up to	669,424	(1)	4.27%	--	--
(2)(8)			1,337,953 shares of common stock

* This column represents an estimated number based on a current conversion price of $1.27, divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Some of the selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(3) Alpha Capital is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackerman. Mr. Konrad Ackerman may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares.

(4)  Enable Growth Partners is a professional hedge fund that is a Delaware Registered Limited Partnership. Mitch Levine is the Managing Partner and control person.

(5) Whalehaven Funds Limited is a professional hedge fund incorporated in Bermuda.  The control persons are Evan Schemenauer, Arthur Jones, and Jennifer Kelly, directors.

(6) Meadowbrook Opportunity Fund LLC is a private investment fund that is owned by all its investors and managed by Meadowbrook Capital Management LLC.  Meadowbrook Capital Management LLC is managed by MYR Partners LLC.  Michael Ragins may be deemed the control person of the shares owned by Meadowbrook Opportunity Fund LLC, with final voting power and investment control over such shares.

(7) TCMP3 Partners is a professional hedge fund that is a Delaware Registered Limited Partnership. The control persons are Walter Schenker and Steve Slawson.

(8) We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(9) Assumes that all securities registered will be sold.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "VRDI.ob".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): April 18, 2006

VERIDICOM INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Delaware	000-12382	95-2577731
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

21 Water Street, 5th Floor, Vancouver, British Columbia V6B 1A1
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (206) 224-6206

Copies to:
Marc Ross, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

3800-999 3rd Avenue, Seattle, Washington 98104-4023
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

To obtain funding for the purpose of payment of legal settlements, general corporate and operating purposes, including product development and enhancements, sales and marketing efforts and payment of consulting and legal fees, Veridicom International, Inc. (the “Company”) entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., AJW Partners, LLC, Alpha Capital, Enable Growth Partners L.P., Whalehaven Capital Fund Limited, Meadowbrook Opportunity Fund LLC and TCMP3 Partners (collectively, the “Investors”) on February 25, 2005 for the sale of (i) $5,100,000 in callable secured convertible notes (the “Notes”) and (ii) stock purchase warrants (the “Warrants”) to buy an aggregate of 10,200,000 shares of our common stock.

On February 25, 2005 the Investors purchased $1,700,000 in Notes and received Warrants to purchase an aggregate of 3,400,000 shares of our common stock. Between April 29, 2005 and May 9, 2005, the Investors purchased an additional $1,700,000 in Notes and received Warrants to purchase an aggregate of 3,400,000 shares of our common stock. On August 16, 2005 the Company closed on the sale of an additional $1,220,000 in Notes to the Investors, who received Warrants to purchase an aggregate of 2,440,000 shares of our common stock.

The Warrants were exercisable until five years from the date of issuance. Half of the Warrants are designated as Series A Warrants and have an exercise price of $3.00 per share and the other half are designated as Series B Warrants and have an exercise price of $5.00 per share.

On March 30, 2006 the Company made a special offer to the holders of the Series A Warrants and the Series B Warrants to reduce the exercise price for all of such Warrants to $0.04 per share, which expired on April 10, 2006. In connection with this special offer the Investors exercised and aggregate of 8,400,000 Warrants to purchase 8,400,000 shares of our common stock for an aggregate exercise price of $336,000.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits

Exhibit No.	Description

4.1	Form of Notice of Special Offer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veridicom International, Inc.

Date: April 18, 2006	By:	/s/ Bashir Jaffer
Name: Bashir Jaffer
Title: Chief Financial Officer (Duly Authorized Officer)

NOTICE OF SPECIAL OFFER

March 28, 2006

To the Holders of Series A and Series B Common Stock Purchase Warrants of Veridicom International, Inc.

Veridicom International, Inc. (the “Company”) is extending a special warrant offer (the “Special Warrant Offer”) to all holders of the Company’s (i) Series A and Series B Warrants issued on February 25, 2005, April 29, 2005 and August 16, 2005 expiring five years after such dates (the “Original Warrants”). As part of the Special Warrant Offer, the exercise price of the Original Warrants shall be reduced from the exercise price referred to above to $0.04 per share (the “Reduced Exercise Price”).

The Company and the holders are consummating the Special Warrant Offer in reliance upon the exemption from securities registration afforded by the rules and regulations as promulgated by the United States Securities and Exchange Commission under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to Regulation D promulgated thereunder. Based in material part upon the representations of the holder in the Form of Election to Purchase, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the securities pursuant to the Special Warrant Offer.

Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the securities under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the securities.

Enclosed herewith please find an Election Form in connection with the Special Warrant Offer.

The Special Warrant Offer shall commence on 11 a.m. Eastern Time on March 30, 2006 and expire at 5:00 p.m. Eastern Time on April 10, 2006. Thereafter, all the Original Warrants that were not exercised pursuant to the Special Warrant Offer shall retain all of their previous rights and remain in full force and effect. If you choose to participate in the Special Warrant Offer, please sign the Form of Election to Purchase and fax and send by overnight express service the executed documents together with the Original Warrants to:

Veridicom International, Inc.
Attn: Paul Mann
3800-999 Third Avenue
Seattle, Washington 98104-4023
Phone: (206) 224-6206
Fax: (206) 224-6207

Upon receipt of the signed Election to Purchase and cash payment of the Reduced Exercise Price for the Original Warrants being exercised, the Company shall deliver the certificates representing the shares of common stock issuable upon exercise of the Original Warrants to the address specified in the Form of Election to Purchase. The aggregate Reduced Exercise Price for the exercise of the Original Warrants should be wired to the account of Veridicom International, Inc. per the following wiring instructions:

Wells Fargo
999-3rd Avenue, Lobby Level
Seattle, Washington 98104
ABA Number: 121000248
Swift ID: WFBIUS6SSEA
For Credit to: Veridicom International, Inc.
Account No.: 3800 334 538

If you have any further questions or comments, please call Paul Mann at (206) 224-6206.

Sincerely,

Paul Mann
President

EXHIBIT “A” to Notice of Special Offer

Veridicom International, Inc.
3800-999 Third Avenue
Seattle, Washington 98104-4023
Phone: (206) 224-6206
Fax: (206) 224-6207

ELECTION FORM

I, ___________________________ of _________________________, hereby agree to tender
Name
_________________ (number of warrants) Series A and Series B common stock purchase warrants of Veridicom International, Inc. (the “Company”), to the Company. I understand that upon such tender, the exercise price of 100% of the Class A common stock purchase warrants (“Warrants”) issued by the Company on February 25, 2005, April 25, 2005 and August 19, 2005, will be reduced to $0.04 in consideration of my agreement to exercise the above designated amount of the reduced price Series A and Series B common stock purchase warrants.

I enclose a check for $________, payable to Veridicom International, Inc. to cover this purchase or I have initiated a wire transfer to Veridicom to the following wire coordinates:

Wells Fargo
999-3rd Avenue, Lobby Level
Seattle, Washington 98104
ABA Number: 121000248
Swift ID: WFBIUS6SSEA
For Credit to: Veridicom International, Inc.
Account No.: 3800 334 538

The undersigned acknowledges that the Company has previously delivered _________ shares of common stock issuable upon exercise of the Warrants and will only deliver _________ additional shares of common stock in connection with the Warrant exercise described herein. As a condition of this Warrant exercise and in connection therewith the Company will reinstate $_________ of the principal of the Company’s Notes purchased by me contemporaneously with the Warrants and accordingly cancel an equivalent amount of the conversion of such Notes which was the subject of a Notice of Conversion delivered to the Company on _____________, 200__. After giving effect to the foregoing as of April ___, 2006, the undersigned is holding $__________ of Note principal on which $_________ interest has accrued.

__________________________________
Signature
On behalf of _______________________

______________________________
Date

___________________________________________
(1) Original Warrants are not required to accompany the Election Form and will be cancelled on the books and records of the Company upon delivery of common stock issuable upon the exercise thereof.
(2) This election form may be delivered to Veridicom International, Inc. at the above address or faxed to Veridicom International, Inc. at (206) 224-6207, Attn: Paul Mann. Exercise of the Warrant will be effective only upon receipt by Veridicom International, Inc. of the check or wire transfer.